                                                                                Exhibit 99.1

FOR IMMEDIATE RELEASE:                                                        Stanley Furniture Company, Inc.
July 14, 2008                                                                                                     Investor Contact:  Douglas I. Payne(276) 627-2157
                                                                                                               Media Contact:      Robin Campbell(276) 627-2245

STANLEY FURNITURE ANNOUNCES
 SECOND QUARTER 2008 OPERATING RESULTS

STANLEYTOWN, VA, July 14, 2008/Businesswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS: STLY) today reported sales and earnings for the second quarter of 2008.

Net sales of $59.1 million decreased 12.7% from the second quarter of 2007. Loss per share of $.01 compares to a loss of $.23 per share in the prior year quarter.   The prior year quarter includes a charge of $.43 per share for the final termination of the Company’s defined benefit pension plan.

For the first half of 2008, net sales of $121.7 million decreased 14.8% from the comparable prior year period.  Earnings per share for the first half of 2008 of $.09 compares to a loss of $.07 per share in the first half of 2007.  The 2008 first half includes restructuring charges of $.02 per share.  The pension termination charge amounted to $.42 per share for the comparable 2007 six month period.

Year-to-date operating income declined to $3.4 million, or 2.8% of net sales, excluding restructuring charges of $0.3 million.  This compares to operating income in the first half of 2007 of $6.6 million, or 4.6% of net sales, excluding the pension termination charge of $6.6 million.  The decrease in operating income and margin resulted primarily from lower sales and production levels, higher raw material cost, and other inflationary cost increases.  These factors were partially offset by higher average selling prices and cost reduction initiatives.

The Company recently announced several steps to improve its cost structure in response to current industry conditions.  Those steps included plans to consolidate its North Carolina manufacturing operations from two facilities to one, elimination of two executive positions and offering a voluntary early retirement incentive for qualified salaried associates.  The Company expects the manufacturing consolidation and transition to be completed by December 31, 2008 and anticipates pre-tax restructuring charges in the second half of 2008 to be in the range of $6 million to $8 million.  Once the transition period is over, the Company expects annual pre-tax savings of $5 million to $6 million from the manufacturing consolidation.

“Historically low levels of consumer confidence, housing activity and personal disposable income has led to an industry-wide weakness in consumer demand for residential furniture not seen since the early ‘80’s,” explained Stanley Furniture’s president and CEO Jeffrey R. Scheffer.  “We are making difficult moves from top to bottom and throughout our business to remain profitable at lower sales volumes and to be well-positioned for continued success when demand eventually improves.”

Cash flow from operations was used to pay cash dividends of $2.1 million, make scheduled debt payments of $1.4 million and increase cash on hand by $2.2 million during the first half of 2008.  Working capital, excluding cash and current maturities of long-term debt, decreased to $57.3 million at the end of the second quarter of 2008 compared to $71.6 million at the end of the second quarter of 2007 primarily due to a decrease in accounts receivable and inventories reflecting lower sales.  Approximately $19.0 million is currently authorized by the Company’s Board of Directors to repurchase shares of the Company’s common stock.

Business Outlook

“We believe the current weakness in consumer demand for residential furniture is likely to continue for the balance of the year and, consequently, we have lowered our sales and earnings guidance for the year”, concluded Scheffer.

Management offers the following guidance.  This guidance excludes any potential receipt of funds under the Continued Dumping and Subsidy Offset Act of 2000 (“CDSOA”) involving tariffs collected by the U.S. government on wooden bedroom furniture imported from China.

Total year 2008 guidance:

·	Net sales are expected to be in the range of $230 million to $237 million, compared to $282.8 million in 2007.
·	Operating loss is expected to be in the range of $2 million to $6 million (including restructuring charges of $6 million to $8 million).
·
Earnings per share is expected to range from a loss of $.25 to $.46 (including restructuring charges of $.32 to $.43) compared to earnings of $.55 (including pension plan termination and restructuring charges of $.65 and CDSOA income of $.66) for 2007.

Third quarter ending September 27, 2008 guidance:

·	Net sales are expected to be in the range of $53 million to $57 million, compared to sales of $73.2 million in the third quarter of 2007.
·	Operating loss is expected to be in the range of $5.2 million to $7.8 million (including restructuring charges of $5.0 million to $7.0 million).
·	Earnings per share is expected to range from a loss of $.32 to $.46 (including restructuring charges of $.27 to $.37) compared to earnings of $.16 in the third quarter of 2007.

Other Information

All earnings per share amounts are on a diluted basis.

Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market.  Manufacturing facilities are located in Stanleytown, Va. and Robbinsville and Lexington, N.C.  Its common stock is traded on the Nasdaq stock market under the symbol STLY.

Conference Call Details

The Company will host a conference call Tuesday morning, July 15, 2008 at 9:00 a.m. Eastern Time.  The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the Company’s web site at www.stanleyfurniture.com.  The dial-in-number for the replay (available through July 24, 2008) is (877) 660-6853, the account reference number is 275 and the conference number is 289944.

Forward-Looking Statements

Certain statements made in this report are not based on historical facts, but are forward-looking statements.  These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy.  These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include the cyclical nature of the furniture industry, disruptions in offshore sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in China or other countries from which we source products, international trade policies of the United States and countries from which we source products, business failures or loss of large customers, manufacturing realignment, competition in the furniture industry including competition from lower-cost foreign manufacturers, the inability to obtain sufficient quantities of quality raw materials in a timely manner, the inability to raise prices in response to inflation and increasing costs, failure to anticipate or respond to changes in consumer tastes and fashions in a timely manner, environmental compliance costs, extended business interruption at manufacturing facilities, and operational inefficiencies resulting from the consolidation, relocation and disposal costs relating to facilities and equipment at the Lexington, N.C. production facility and severance costs relating to reduction of associates.  Any forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)

	Three Months		Six Months
	Ended		Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007

Net sales	$59,148	$67,722	$121,682	$142,830

Cost of sales	49,187	54,082	100,901	115,696

Gross profit	9,961	13,640	20,781	27,134

Selling, general and administrative expenses	8,982	10,093	17,752	20,508
Pension termination charge		6,605		6,605
Operating income	979	(3,058)	3,029	21

Other income, net	165	176	237	108
Interest income	153	159	357	186
Interest expense	930	827	1,849	1,344

Income before income taxes	367	(3,550)	1,774	(1,029)

Income taxes	435	(1,174)	794	(329)

Net income	$(68)	$(2,376)	$980	$(700)

Earnings per share:

Diluted earnings per share	$(.01)	$(0.23)	$.09	$(.07)

Weighted average shares outstanding:

Diluted	10,332	10,483	10,334	10,626

STANLEY FURNITURE COMPANY, INC.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results

	Three Months		Six Months
	Ended		Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007

Reconciliation of operating income as reported to
operating income as adjusted:

Operating income as reported	$979	$(3,058)	$3,029	$21
Pension termination charge		6,605		6,605
Restructuring charge	117		337
Operating income as adjusted	$1,096	$3,547	$3,366	$6,626

Percentage of net sales:
Operating income as reported	1.7%	(4.5)%	2.5%
Pension termination charge		9.7%		4.6%
Restructuring charge	0.2%		0.3%
Operating income as adjusted	1.9%	5.2%	2.8%	4.6%

Reconciliation of net income as reported to net income adjusted:

Net income as reported	$(68)	$(2,376)	$980	$(700)
Pension termination charge		4,491		4,491
Restructuring charge	22		186
Net income as adjusted	$(46)	$2,115	$1,166	$3,791

Reconciliation of Earnings per share (EPS) as reported to Earnings per share adjusted:

EPS as reported	$(0.01)	$(0.23)	$0.09	$(0.07)
Pension termination charge		0.43		0.42
Restructuring charge			0.02
EPS as adjusted	$(0.01)	$0.20	$0.11	$0.35

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	June 28,	June 30,	Dec 31,
	2008	2007	2007

Assets
Current assets:
Cash	$33,894	$18,542	$31,648
Accounts receivable, net	25,917	31,024	25,393
Inventories	51,116	62,873	58,086
Prepaid expenses and other current assets	1,380	2,351	1,767
Deferred income taxes	3,426	3,506	3,381

Total current assets	115,733	118,296	120,275

Property, plant and equipment, net	41,637	47,919	43,898
Goodwill	9,072	9,072	9,072
Other assets	1,520	4	486

Total assets	$167,962	$175,291	$173,731

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$1,429	$2,857	$1,428
Accounts payable	12,431	18,461	16,106
Accrued expenses	12,106	9,711	10,889

Total current liabilities	25,966	31,029	28,423

Long-term debt	27,857	29,286	29,286
Deferred income taxes	3,646	6,635	4,824
Other long-term liabilities	8,283	8,388	8,347

Stockholders' equity	102,210	99,953	102,851

Total liabilities and stockholders' equity	$167,962	$175,291	$173,731

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)

	Six Months Ended
	June 28,	June 30,
	2008	2007
Cash flows from operating activities:
Cash received from customers	$121,163	$143,963
Cash paid to suppliers and employees	(110,287)	(136,616)
Interest paid, net	(2,291)	(1,618)
Income taxes paid, net	(3,810)	(3,162)
Net cash provided by operating activities	4,775	2,567

Cash flows from investing activities:
Capital expenditures	(584)	(1,947)
Other, net		(8)
Net cash used by investing activities	(584)	(1,955)

Cash flows from financing activities:
Proceeds from senior notes		25,000
Repayment of senior notes	(1,429)	(1,428)
Purchase and retirement of common stock		(11,308)
Dividends paid	(2,066)	(2,131)
Proceeds from insurance policy loans	1,550	1,386
Tax benefit from exercise of stock options		30
Proceeds from exercise of stock options		112
Net cash provided (used) by financing activities	(1,945)	11,661

Net increase in cash	2,246	12,273
Cash at beginning of period	31,648	6,269

Cash at end of period	$33,894	$18,542

Reconciliation of net income to
net cash provided by operating activities:
Net income	$980	$(700)

Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	2,869	3,025
Pension termination		5,002
Deferred income taxes	(1,223)	(2,303)
Stock-based compensation	368	378
Tax benefit from exercise of stock options		(30)
Other		194
Changes in working capital	2,645	(2,655)
Other assets	(784)	(707)
Other long-term liabilities	(80)	363
Net cash provided by operating activities	$4,775	$2,567